Exhibit 99.1

   Columbia Bancorp Announces Proposed Offering of Trust Preferred Securities

    COLUMBIA, Md., June 7 /PRNewswire-FirstCall/ -- Columbia Bancorp
(Nasdaq: CBMD), parent company of The Columbia Bank (collectively, the "Company"), announced today that it proposes to make a private offering of trust preferred securities through a statutory trust to be formed for that purpose. The Company expects to complete this offering by June 30, 2004. The Company expects that the proceeds of the offering will be used for general corporate purposes, which may include stock repurchases.
    The trust preferred securities have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.
    This press release shall not constitute an offer to sell or the solicitation of an offer to buy the trust preferred securities. This press release is being issued pursuant to and in accordance with Rule 135 under the Securities Act of 1933, as amended.
    Columbia Bancorp, headquartered in Columbia, Maryland, is a bank holding company and parent company of The Columbia Bank, a commercial bank. The Columbia Bank currently operates twenty-four banking offices in the Baltimore/Washington Corridor and provides a full range of financial services to consumers and businesses.

    FORWARD-LOOKING STATEMENTS
    Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Columbia Bancorp's current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of interest rate fluctuations, a deterioration of economic conditions in the Baltimore/Washington metropolitan area, a downturn in the real estate market, losses from impaired loans, an increase in non-performing assets, potential exposure to environmental laws, federal and state bank laws and regulations, the highly competitive nature of the banking industry, a loss of key personnel, changes in accounting standards and other risks described in this filing and the Company's other filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. Columbia Bancorp undertakes no obligation to update or revise the information contained in this filing whether as a result of new information, future events or circumstances or otherwise. Past results of operations may not be indicative of future results.

SOURCE  Columbia Bancorp
    -0-                             06/07/2004
    /CONTACT: John A. Scaldara, Jr., President and COO, Columbia Bancorp, +1-410-423-8012/
    /Company News On-Call: http://www.prnewswire.com/comp/127921.html/ /Web site: http://www.columbank.com /
    (CBMD)

CO:  Columbia Bancorp
ST:  Maryland
IN:  FIN
SU:  OFR